UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2012

NEWMARKET CORPORATION

(Exact Name of Registrant as Specified in Charter)

Virginia	1-32190	20-0812170
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

330 South Fourth Street, Richmond, Virginia		23219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (804) 788-5000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 14, 2012, NewMarket Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company; Foreign Subsidiary Borrowers as may become parties thereto (with the Company, the “Borrowers”); the Lenders party thereto; JPMorgan Chase Bank, N.A. as Administrative Agent; Citizens Bank of Pennsylvania as Syndication Agent; and Bank of America, N.A. and PNC Bank, National Association as Co-Documentation Agents.

The Credit Agreement provides for a $650 million, multicurrency revolving credit facility, with a $100 million sublimit for multicurrency borrowings, a $100 million sublimit for letters of credit and a $20 million sublimit for swingline loans. The Credit Agreement includes an expansion feature, which allows the Company, subject to certain conditions, to request to increase the aggregate amount of the revolving credit facility or obtain incremental term loans in an amount up to $150 million.

The obligations under the Credit Agreement are unsecured and are fully and unconditionally guaranteed by the Borrowers and certain other subsidiaries of the Company. The revolving credit facility is available on a revolving basis until March 14, 2017.

Loans made under the revolving credit facility will bear interest, at the Borrower’s option, at a rate per annum equal to (1) the ABR plus the Applicable Margin, solely in the case of loans denominated in U.S. dollars to the Company, or (2) the Adjusted LIBO Rate plus the Applicable Margin. “ABR” is the greatest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate, (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1%. The Adjusted LIBO Rate means the rate at which eurocurrency deposits in the London interbank market for certain periods (as selected by the Borrower) are quoted, as adjusted for statutory reserve requirements for eurocurrency liabilities and other applicable mandatory costs. The Applicable Margin ranges from 0.50% to 1.00% (depending on the Company’s Leverage Ratio) for loans bearing interest based on the ABR. The Applicable Margin ranges from 1.50% to 2.00% (depending on the Company’s Leverage Ratio) for loans bearing interest based upon the Adjusted LIBO Rate.

The Credit Agreement contains representations, warranties, terms and conditions customary for transactions of this type. These include negative covenants limiting the ability of the Company and its subsidiaries to: (1) incur indebtedness and create liens; (2) merge into or consolidate with any other person or permit any person to merge into or consolidate with them; (3) sell, transfer, lease, or otherwise dispose of assets except in the ordinary course of business; (4) make optional payments and modifications of subordinated debt instruments; (5) enter into certain transactions with affiliates; (6) make investments, loans, advances, guarantees and acquisitions; (7) enter into sale and leaseback or hedging transactions; (8) make changes to the lines of business; or (9) change the fiscal year.

The Credit Agreement also contains financial covenants that require the Company to maintain a consolidated Leverage Ratio (as defined in the Credit Agreement) of no more than 3.00 to 1.00 and a consolidated Interest Coverage ratio (as defined in the Credit Agreement) of no less than 3.00 to 1.00, as of the end of each fiscal quarter ending on and after March 31, 2012.

The Credit Agreement contains certain customary events of default, including, among others: (1) failure to pay when due principal, interest or any other amounts due and payable under the Credit Agreement; (2) incorrectness in any material respect of representations and warranties when made or deemed made; (3) breach of specified covenants; (4) cross-defaults with other Material Indebtedness (as defined in the Credit Agreement); (5) certain ERISA events, bankruptcy and insolvency events or the occurrence of a Change of Control; (6) the inability of the Company or any Material Subsidiary to pay its debts as they become due; (7) certain undischarged judgments; (8) a material provision of any of the Loan Documents ceases to be valid, binding and enforceable in accordance with its terms; or (9) the subordination provisions of any Subordinated Indebtedness cease to be in full force and effect. If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Agreement or waived, the Administrative Agent may immediately terminate all Commitments under the Credit Agreement, and declare the Loans and other obligations due and immediately payable.

JPMorgan Chase Bank and several of the lenders under the Credit Agreement and their affiliates have or may in the future have various relationships with the Company and its subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees.

This summary of the Credit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to all the terms of the Credit Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

By reason of the execution of the Credit Agreement described in Item 1.01 above, on March 14, 2012, the Company terminated that certain Credit Agreement (the “Former Credit Agreement”), dated as of November 12, 2010, among the Company, the Foreign Subsidiary Borrowers party thereto; the Lenders party thereto; JPMorgan Chase Bank, N.A. as Administrative Agent; J.P. Morgan Securities LLC as Sole Bookrunner and Sole Lead Arranger; and PNC Bank, National Association, Bank of America, N.A. and Citizens Bank of Pennsylvania as Co-Syndication Agents, as amended, which provided for a $300 million unsecured credit facility and was set to expire on November 12, 2015. There was no outstanding indebtedness under the Former Credit Agreement and the Company was not obligated to pay any early termination or prepayment penalties.

JP Morgan Chase, N.A. and several of the lenders under the Former Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees, and may do so again in the future.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 15, 2012, at the Company’s request, Wells Fargo Bank, N.A., as trustee, issued a notice of redemption for all of the Company’s outstanding 7.125% Senior Notes due 2016 (the “Senior Notes”), representing an aggregate principal amount of $150 million. The Senior Notes are governed by an indenture, dated as of December 12, 2006, as amended and supplemented, among the Company, certain subsidiary guarantors and Wells Fargo Bank, N.A., as trustee. Pursuant to the indenture, the redemption price of the Senior Notes is 103.563% of the outstanding aggregate principal amount of the Senior Notes, plus accrued and unpaid interest on the Senior Notes, to the redemption date. The redemption date is April 16, 2012.

None of the Senior Notes will remain outstanding as a result of the redemption. Effective as of the redemption date, the indenture governing the Senior Notes and the subsidiary guarantees required by the terms of the indenture will be satisfied and discharged in full.

The Company plans to use borrowings under the Credit Agreement to finance the redemption.

A copy of the Notice of Full Redemption dated March 15, 2012, relating to the redemption of all of the Company’s outstanding Senior Notes is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 7.01	Regulation FD Disclosure

On March 14, 2012, the Company issued a press release announcing the Credit Agreement, the proposed redemption of the Senior Notes and the prepayment of the mortgage loan described in Item 8.01 below. A copy of this press release is furnished as Exhibit 99.2 and shall not be deemed to be filed or incorporated by reference in any of the Company’s filings with the Securities and Exchange Commission.

Item 8.01.	Other Events

Foundry Park I, LLC, a subsidiary of the Company, intends to prepay in full, without incurring a prepayment penalty, an approximate $63 million mortgage loan collateralized by the Foundry Park I office building. The mortgage loan is fully guaranteed by the Company. The key financial terms of the loan are: a five year term maturing on January 28, 2015 (subject to two 13-month extensions); LIBOR plus 400 basis points pricing with a 200 basis points floor; and a 15 year amortization of the note. The Company anticipates that it will draw approximately $63 million of borrowings on the revolving credit facility under the Credit Agreement to prepay the mortgage loan in full.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated as of March 14, 2012, by and among the Company and the Foreign Subsidiary Borrowers party thereto; the Lenders party thereto; JPMorgan Chase Bank, N.A. as Administrative Agent; Citizens Bank of Pennsylvania as Syndication Agent; and Bank of America, N.A. and PNC Bank, National Association as Co-Documentation Agents.

99.1	Notice of Full Redemption dated March 15, 2012, relating to the redemption of all of the Company’s outstanding 7.125% Senior Notes.

99.2	Press release issued by the Company on March 14, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMARKET CORPORATION

Date: March 15, 2012	By:	/s/ David A. Fiorenza
David A. Fiorenza
Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Credit Agreement, dated as of March 14, 2012, by and among the Company and the Foreign Subsidiary Borrowers party thereto; the Lenders party thereto; JPMorgan Chase Bank, N.A. as Administrative Agent; Citizens Bank of Pennsylvania as Syndication Agent; and Bank of America, N.A. and PNC Bank, National Association as Co-Documentation Agents.

99.1	Notice of Full Redemption dated March 15, 2012, relating to the redemption of all of the Company’s outstanding 7.125% Senior Notes.

99.2	Press release issued by the Company on March 14, 2012.